UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

Caterpillar Financial Services Corporation
(Exact name of Registrant as specified in its charter)

0-13295
(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue
Nashville, Tennessee 37203-0001
(Address of principal executive offices, with zip code)

(615) 341-1000
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

The following consists of Caterpillar Financial Services Corporation's Second-Quarter Results released on July 22, 2004. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

CAT FINANCIAL ANNOUNCES SECOND-QUARTER 2004 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $467 million, an increase of $22 million or 5 percent compared with second quarter 2003. Profit after tax was $63 million, an $8 million or 11 percent decrease from second quarter 2003.

Of the increase in revenues, $54 million resulted from the impact of continued growth of finance receivables and leases, partially offset by a $26 million impact of lower interest rates on new and existing finance receivables and an $11 million decrease in gain on securitized receivables.

Of the decrease in profit, $16 million was due to higher general, operating, and administrative expenses primarily related to increased labor costs and investment in new technology to gain global operational efficiencies, an increase in franchise tax accrual, and the absence of a litigation/insurance accrual reversal. There was an additional $9 million decrease due to the lower gain on publicly securitized finance receivables. These items were partially offset by a $23 million increase in profit due to growth in earning assets.

New retail financing was a record $2.59 billion, an increase of $691 million or 36 percent from the same period one year ago. The increase was primarily related to increased financing in our North America segment.

Past dues over 30 days were 2.6 percent compared to 2.9 percent at the end of the same period one-year ago. Write-offs, net of recoveries, were $16 million during the quarter compared with $20 million for the second quarter of 2003.

Caterpillar Vice President and Cat Financial President James S. Beard said, “We are pleased to see a continued reduction in past dues and bad debts, as well as gains in efficiencies as measured by managed portfolio per employee. Thanks to our process improvements and unique technology we have maintained excellent service levels to dealers and customers during a period of unprecedented increases in new business.”

Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines, as well as other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

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STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2004 VS. SECOND QUARTER 2003
(ENDING JUNE 30)

(Millions of dollars)

	2004	2003	CHANGE
Revenues	$ 467	$ 445	5%
Net Profit	$ 63	$ 71	(11%)
New Retail Financing	$ 2,587	$ 1,896	36%
Total Assets	$20,913	$17,989	16%

FIRST SIX MONTHS 2004 VS. FIRST SIX MONTHS 2003
(ENDING JUNE 30)

(Millions of dollars)

	2004	2003	CHANGE
Revenues	$ 924	$ 848	9%
Net Profit	$ 135	$ 122	11%
New Retail Financing	$ 4,557	$ 3,670	24%

Caterpillar contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307
Wojda_Kelly_g@CAT.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: July 22, 2004	By: /s/ R. Clay Thompson

R. Clay Thompson
Secretary

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